Exhibit (12)(b)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2008		Years Ended December 31,

(In thousands)			2007	2006	2005	2004	2003
Pretax income from continuing operations	$368,123		1,083,871	1,059,575	725,648	378,075	353,773
Fixed charges, excluding preferred stock dividends and capitalized interest	4,838		28,618	17,466	4,196	6,858	6,460

Earnings (A)	$372,961		1,112,489	1,077,041	729,844	384,933	360,233

Interest	$4,838		28,618	17,466	4,196	6,858	6,460
One-third of rents	—		—	—	—	—	—
Preferred stock dividends	151,537		387,483	375,612	281,699	185,357	171,937
Capitalized interest	—		—	—	—	—	—

Fixed charges (B)	$156,375		416,101	393,078	285,895	192,215	178,397

Consolidated ratios of earnings to fixed charges (A)/(B)	2.39	X	2.67	2.74	2.55	2.00	2.02

Amounts for the years 2004 and 2003 have not been restated for the adoption of FASB Staff Position No. FIN-39-1. Please refer to Notes to Consolidated Financial Statements for additional information.